Exhibit 10.8(g)
                                                                 ---------------


               AMENDMENT NO. 1 TO AGREEMENT ADDRESSING RENEWABLE

                        ENERGY PRICING AND PAYMENT ISSUES

                                     BETWEEN

                   ZOND WINDSYSTEMS PARTNERS, LTD. SERIES 85-A

                                  QFID No. 6043

                                       AND

                       SOUTHERN CALIFORNIA EDISON COMPANY

1.      PARTIES.

        The Parties to this Amendment No. 1 ("Amendment") to the Agreement Addressing Renewable Energy Pricing and Payment Issues ("Agreement") are Zond Windsystems Partners, Ltd. Series 85-A ("SELLER"), a California limited partnership, and Southern California Edison Company ("EDISON"), a California corporation. EDISON and SELLER are hereinafter sometimes referred to individually as a "Party" and jointly as the "Parties."

2.      RECITALS.

        This Amendment to the Agreement is entered into between the Parties with reference to the following facts:

2.1 On or about June 22, 1984, SELLER'S predecessor and EDISON executed a power purchase agreement (the "Contract"), which establishes, among other things, the terms and conditions pursuant to which EDISON purchases electric power from SELLER and SELLER sells electric power to EDISON.

2.2 On or about September 20, 1985, EDISON consented to an assignment of the Contract from [SELLER'S predecessor, as applicable] to SELLER and such assignment was made. All rights in and to the Contract revert to Seller's predecessor, or its successors and assigns as of December 31, 2005.

2.3     On or about June 19, 2001, EDISON and SELLER entered into the Agreement.

2.4 On or about October 2, 2001, EDISON and the California Public Utilities Commission ("Commission") entered into a settlement agreement (the "Rate Doctrine Settlement Agreement") pursuant to which EDISON and the Commission agreed to settle certain litigation pending in the United States District Court for the Central District of California, entitled "Southern California Edison Company v. Loretta M. Lynch, et al.," USDC Case No. 00-12056-RSWL (Mcx) (the "Federal Litigation").

2.5 On or about October 5, 2001, the Court in the Federal Litigation approved the Rate Doctrine Settlement Agreement and entered judgment for EDISON against

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        the Commission (the "Judgment") in accordance with the terms of the
        Rate Doctrine Settlement Agreement.

2.6 The Parties desire to amend the Agreement in order to account for the foregoing developments and circumstances.

3.      AGREEMENT

        In consideration of promises, mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, as set forth herein, the Parties agree to amend the Agreement as follows:

3.1 In Section 3.2.1 of the Agreement, replace "Section 3.2.5" with "Section 3.2.4."

3.2 Section 3.2.3 of the Agreement is hereby replaced, in its entirety, with the following revised Section 3.2.3:

        "3.2.3 PARTIAL PAYMENTS OF THE STIPULATED AMOUNT.

                "3.2.3.1 On the Initial Interest Payment Date, EDISON shall also pay to SELLER ten percent (10 %) of the Stipulated Amount (the "Initial Partial Payment").

                "3.2.3.2 Except as provided in Section 3.2.3.3, EDISON shall not be required to make any partial payments of the Stipulated Amount other than the Initial Partial Payment; provided, however, that nothing herein shall preclude EDISON from, at any time, electing to make partial payments of the Stipulated Amount that are in addition to those required under Section 3.2.3.1, and those, if any, made pursuant to
        Section 3.2.3.3.

                "3.2.3.3 During the Partial Payment Period, as defined below, EDISON shall make a further partial payment or payments, as applicable, of the Stipulated Amount to SELLER if (i) Commission Approval, as defined in Section 4.1.1 of Amendment No. 1 to this Agreement (hereinafter, the "Amendment") has been either obtained or waived by EDISON, and (ii) EDISON makes a payment of Specified Indebtedness (as defined in Schedule I to the Amendment) that, together with all other payments, if any, of Specified Indebtedness during the Partial Payment Period, exceeds $100 million (the "Partial Payment Threshold"). EDISON shall make any partial payment of the Stipulated Amount required to be made to SELLER under this Section 3.2.3.3 within five (5) business days after the later of (a) if Commission Approval of the Amendment has already been obtained or waived, the date on which any payment of Specified Indebtedness is made that causes the Partial Payment Threshold to be exceeded or (b) if a payment of Specified Indebtedness that has caused the Partial Payment Threshold to be exceeded has previously occurred, the date on which Commission Approval of the Amendment has been obtained or waived by EDISON. The amount of any payment required to be made to SELLER as specified above in this
        Section 3.2.3.3 shall be calculated by (x) dividing the aggregate amount of the payments of Specified Indebtedness made by EDISON from the commencement of the Partial Payment Period through the date on which such aggregate payments of Specified Indebtedness have caused the Partial Payment Threshold to be exceeded

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        by the total amount of the Specified Indebtedness shown on Schedule 1 to
        Amendment No. 1 to this Agreement, and (y) multiplying the Stipulated Amount applicable to SELLER by the ratio derived by the calculation in
        (x) above.

        Thereafter, should EDISON continue to make a payments of Specified Indebtedness through the balance of the Partial Payment Period, EDISON shall be required to make corresponding, additional partial payments of the Stipulated Amount to SELLER as provided for in this Section 3.2.3.3 except that in calculating the required amount of such additional partial payments, if any, and in determining the due date for payment of such additional partial payments, EDISON shall not be required to take into account any prior payments of Specified Indebtedness that were previously taken into account in calculating any previous partial payment to SELLER under this Section 3.2.3.3. Accordingly, for the purpose of determining the amount of any additional partial payment determined to be due SELLER under this Section 3.2.3.3, the ratio defined in (x) above shall be calculated by dividing the aggregate payments of Specified Indebtedness that were made subsequent to the payments that were used in calculating all previous partial payments to SELLER under this Section 3.2.3.3 and which have again caused the Partial Payment Threshold to be exceeded by the total amount of Specified Indebtedness shown on Schedule I. The "Partial Payment Period" is the period commencing on December 1, 2001 and ending on the earlier of (A) the Final Payment Date, as defined in Section 3.2.4 of this Agreement, or (B) September 30, 2002. In no event shall the payments made to SELLER pursuant to this Section 3.2.3.3 and Section
        3.2.4 of this Agreement, taken together, exceed 100% of the Stipulated Amount.

                "3.2.3.4 After the date hereof, EDISON shall not make any partial payments to one "class of qualifying facility," as defined below, without making an equivalent (by percentage of the Stipulated Amount) partial payment to each member of the other "class of qualifying facility" that is a party to an agreement and amendment with EDISON that is similar to the Agreement and the Amendment. For the purpose of implementing this Section 3.2.3.4, the following shall constitute a "class of qualifying facility": (i) the class of qualifying facilities under contract with EDISON that use natural gas as their primary fuel source; (ii) the class of qualifying facilities under contract with EDISON that do not use natural gas as their primary fuel source."

3.3 Section 3.2.4 of the Agreement is hereby replaced in its entirety, with the following revised Section 3.2.4:

                "3.2.4  FINAL PAYMENT.

        "The Final Payment Amount, as defined below, shall become due and payable by EDISON to SELLER on the Final Payment Date; provided, however, that EDISON shall be permitted a grace period of five (5) business days following the Final Payment Date to calculate the Final Payment Amount, process the Final Payment, and wire-transfer the Final Payment to SELLER. The "Final Payment Amount" is the amount, calculated on the Final Payment Date, as defined herein,

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        that is equal to (i) the Stipulated Amount; (ii) plus all accrued but unpaid interest (if any) pursuant to Section 3.2.2 calculated through and including the date on which the Final Payment Amount is actually wire-transferred to SELLER; (iii) less all partial payments of the Stipulated Amount made by EDISON to SELLER pursuant to Section 3.2.3.1,
        Section 3.2.3.3 or otherwise. The "Final Payment Date" means the earliest of (a) the date on which EDISON makes one or more payments of the Specified Indebtedness during the Partial Payment Period, as defined in Section 3.2.3.3, which together with all previous payments of Specified Indebtedness during the Partial Payment Period, causes the total amount of Specified Indebtedness paid during the Partial Payment Period to equal or exceed $3 billion; (b) the date on which EDISON makes payments and/or restructures the obligations (other than the $1.65 billion of bank indebtedness) constituting the Specified Indebtedness such that Edison is no longer in arrears or in a condition of default with respect to 80% or more of the obligations (other than the $1.65 billion of bank indebtedness) constituting the Specified Indebtedness; or (c) the date on which EDISON first obtains funds in an aggregate amount of $600 million or greater from any financing after the commencement of the Partial Payment Period, as defined in Section
        3.2.3.3. Notwithstanding the foregoing, nothing in this Section 3.2.4 shall be construed to require EDISON to make the Final Payment before Commission Approval, as defined in Section 4.1.1 of the Amendment, has been either obtained or waived by EDISON."

3.4     Section 3.2.5 of the Agreement is hereby deleted in its entirety.

3.5 The definition of "Standstill Period" contained in Section 3.3.1 of the Agreement is hereby deleted in its entirety, and replaced with the following revised definition:

        "3.3.1  STANDSTILL.

        ""Standstill Period," as used herein, means the period commencing with the date on which both the Initial Interest Payment and Initial Partial Payment have been made and ending on the earliest of the following dates: (i) default by EDISON under any of the payment provisions contemplated by this Agreement (as amended by the Amendment) or the Contract with respect to payments for energy and capacity delivered after March 26, 2001 under the Contract; (ii) the fifth business day after Final Payment Date if EDISON pays the Final Payment Amount; (iii) the date on which EDISON files a petition for protection under the bankruptcy laws or an involuntary petition for relief in bankruptcy is filed against EDISON and an order for relief is entered with respect to such petition; (iv) September 30, 2002 at 11:59 p.m. Notwithstanding the foregoing, nothing in this Section 3.3.1 shall prohibit EDISON from pursuing or participating in judicial and/or regulatory proceedings pertaining to any other qualifying facility that has not executed this form of Agreement or another form of agreement providing for forbearance of claims against EDISON."

3.6 Section 3.4.1 of the Agreement is hereby replaced, in its entirety, with the following revised Section 3.4.1:

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                "3.4.1  INTERIM ENERGY PRICE.

        "Unless otherwise established in the Contract, for the period (herein, the "Interim Period") commencing with the date on which this Agreement has been executed by the Parties and ending on the last minute of April 30, 2002, the SRAC upon which SELLER'S energy payment is calculated shall be determined in accordance with the SRAC formula approved by the Commission in D.96-12-028, as modified by D.01-03-067 (hereafter referred to as the "Monthly SRAC"), which formula, for purposes of this Agreement, shall not be subject to further change by the Commission, by any other regulatory authority, or by any court with jurisdiction in the matter; provided, however, that, in lieu of payments calculated pursuant to the SRAC formula described in the preceding sentence, SELLER may, for energy deliveries commencing on the first day of the next calendar month following the date that Amendment No. 1 to this Agreement has been executed by the Parties, but no earlier than December 1, 2001, and for the balance of the Interim Period, elect to receive an alternative fixed price of $0.0325 per kWh (the "Alternative Interim Energy Price") for energy delivered by SELLER to EDISON. The Alternative Interim Energy Price shall be weight-adjusted by the Time-of-Delivery ("TOD") factors set forth in EDISON'S Time-of-Use rate schedule "TOU-8." SELLER hereby elects to be paid according to the following method during the balance of the Interim Period in accordance with this section 3.4.1:

        [ ]     Alternative Interim Energy Price

        [X]     Monthly SRAC

        (check one of the above).

        "If SELLER elects to receive the Alternative Interim Energy Price, and Amendment No. 1 to this Agreement is terminated pursuant to Section
        4.13 of such Amendment as a result of Commission Approval not having been timely obtained or waived, then SELLER shall not be paid for energy deliveries at the Alternative Interim Energy Price established above and shall instead be paid for energy deliveries during the Interim Period in accordance with the Monthly SRAC. If such termination occurs, the net difference in payments made by EDISON to SELLER calculated, on a monthly basis, by subtracting the payments that were made by EDISON for the month in question based on the Alternative Interim Energy Price from the payments that SELLER would have received during the same month if such payments had been based on Monthly SRAC, plus interest (calculated in the manner described below in this section), shall, if such net monthly net difference is positive, be added to the first payment due SELLER following termination of Amendment No. 1 to this Agreement, and if such monthly net difference is negative, deducted from such payment (and from any subsequent payments as may be necessary to fully recoup any excess payments made at the Alternative Interim Energy Price rate). Interest on the net difference shall be calculated at the Federal Reserve Board three-month prime commercial paper rate as to each monthly payment made based on the Alternative Interim Energy Price commencing on the day on which such payment was mailed and

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        ending on the date on which any statement reflecting the adjustment described in the preceding sentence is mailed."

3.7 Sections 3.4.2 and 3.4.3 of the Agreement are hereby replaced, in their entirety, with the following revised Sections 3.4.2 and 3.4.3:

                "3.4.2  FIXED ENERGY PRICE.

        "Notwithstanding any provision of the Contract to the Contrary, commencing on the first minute of May 1, 2002, and for a period of five
        (5) years thereafter (such five-year period being referred to herein as the "Fixed Rate Period"), SELLER hereby elects that the SRAC for energy delivered to EDISON by SELLER, if SELLER's Contract provides for payment for energy based on SRAC, shall be a "fixed" price of 5.37 cents/kWh (the "Fixed Rate"), in lieu of the Commission- Approved SRAC Methodology; provided, however, that if the Contract terminates in accordance with its own terms, or for any other lawful reason, prior to the end of the Fixed Rate Period, then the Fixed Rate Period shall likewise terminate; and provided further, however, that if the Contract concerns a solar thermal facility that augments its energy input with fossil fuel, and such SELLER's Contract provides for payment for energy based on SRAC, EDISON shall pay for 75% of the energy delivered to EDISON by such SELLER during the Fixed Rate Period at the Fixed Rate and 25% of the energy delivered to EDISON by such SELLER at the rate described in Exhibit 3.4.2 to this Agreement. During the Fixed Rate Period, the Fixed Rate shall be weight-adjusted by Time-of-Delivery ("TOD") factors set forth in EDISON's Time-of-Use rate schedule "TOU-8." In the event that SELLER's Contract is still in the forecast energy payment period as of the Effective Date of this Agreement and provided that such forecast energy payment period expires no later than March 1, 2002, the rate for energy delivered by SELLER to EDISON shall be (i) the applicable forecast rate provided in the Contract through the conclusion of the forecast energy payment period; (ii) from the conclusion of the forecast energy payment period through the last minute of April 30, 2002, Monthly SRAC, or, if elected by SELLER at the time it executes this Amendment, the Alternative Interim Energy Price; and (iii) during the Fixed Rate Period, the Fixed Rate. Any SELLER not paid the Fixed Rate in the place of SRAC under one of the circumstances described in this Section 3.4.2 shall be paid for its energy deliveries in accordance with the then-current Commission- approved SRAC and, if SELLER's Contract provides for a rate other than the Commission-approved SRAC, then at such other rate as specified in SELLER's Contract.

                "3.4.3 On the first day after the last day of the Fixed Rate Period, the SRAC price payable to SELLER if it has received the Fixed Rate as provided above shall, for the remaining term of the Contract, be established in accordance with the Commission-approved SRAC methodology then in effect and as may thereafter be updated by the Commission from time to time, including, but not limited to, the TOD factors and energy loss adjustment factor."

3.8 Section 3.5 of the Agreement is hereby replaced, in its entirety, with the following revised Section 3.5:

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        "3.5    ENERGY LOSS ADJUSTMENT FACTORS.

        "Unless otherwise specifically provided in the Contract, during the Fixed Rate Period, the energy loss adjustment factor ("ELAF") applicable to energy deliveries to EDISON from SELLER will be 1.0. During the Interim Period, the ELAF applicable to energy deliveries from SELLER to EDISON for which EDISON pays SELLER Monthly SRAC shall be determined in accordance with the methodology approved by the Commission in D.01-01-007, and, for purposes of this Agreement, shall not be subject to further change by the Commission, by any other regulatory authority, or by any court with jurisdiction in the matter during the Interim Period; provided, however, that if SELLER elects to be paid the Alternative Interim Energy Price pursuant to Section 3.4.1, then the ELAF applicable to energy deliveries made by SELLER to EDISON and paid for at such Alternative Interim Energy Price shall be 1.0."

3.9 Section 3.6 of the Agreement is hereby replaced, in its entirety, with the following revised Section 3.6:

        "3.6    MUTUAL RELEASES; DISMISSAL OF LITIGATION.

        "Effective upon and subject to EDISON paying the Final Payment Amount to
        SELLER:

                "(a) The Parties release and discharge each other and their respective affiliates, parents, officers, directors, employees, agents, insurers, attorneys and assigns from any and all claims, debts, liens, causes of action or damages of any kind whatsoever existing at any time on or before the date on which this Agreement has been executed by the Parties (or, in the case of claims, debts, etc., arising from EDISON's suspension of payments for energy and capacity delivered by SELLER during the period November 1, 2000 through March 26, 2001, existing at any time on or before the Final Payment Date), whether in law or in equity, whether known or unknown, arising from or related to either Party's performance or non-performance under the Contract; provided, however, that, except with respect to claims arising from or related to EDISON's suspension of payments as referenced above, nothing herein shall be deemed to release or waive any claim arising from or related to either Party's performance or non-performance under the Contract from and after the day following the date on which this Agreement has been executed by the Parties regardless of whether such performance or non-performance, insofar as it also existed before the date on which this Agreement has been executed by the Parties, is released pursuant to this Section 3.6 for such prior period. Notwithstanding the foregoing, nothing contained in this Agreement shall release any person or entity other than SELLER itself from any claims, causes of action, or rights EDISON may now have, or may obtain in the future, for illegal or otherwise actionable conduct that resulted in increases in the prices EDISON paid or was required to pay for electricity, natural gas, or both.

                "(b) As to claims that are released pursuant to this Section 3.6, SELLER and EDISON waive the application of California Civil Code
        Section 1542, which provides: "A general release does not extend to claims which the creditor does not

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        know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.

                 "(c) The Parties shall promptly cause to be dismissed with prejudice all claims in the Litigation [if applicable] that would be barred by the foregoing mutual release."

3.10 Section 4.13 of the Agreement is hereby replaced, in its entirety, with the following revised Section 4.13:

        "4.13   TERMINATION.

        "Except as provided herein, this Agreement shall terminate automatically on September 30, 2002 at 11:59 p.m. if the Final Payment Amount, as defined in Section 3.2.4, has not yet been paid to SELLER. Notwithstanding the foregoing, the second sentence of Section 3.2.1 and the entirety of Sections 3.3.2, 3.3.3, 3.4.1, 3.4.2, 3.4.3, 3.5 and
        4.11 shall survive any termination of this Agreement (assuming that all conditions precedent to the effectiveness of such Sections, including, but not limited to, Commission Approval, have been satisfied)."

4.      OTHER TERMS AND CONDITIONS.

4.1     COMMISSION APPROVAL.

        4.1.1 With the exception of Sections 3.5 and 4.1.2 of this Amendment, this Amendment, or in the alternative, the form amendment upon which this Amendment is based if EDISON submits that form instead to the Commission, is subject to Commission Approval as to reasonableness for purposes of rate recovery by EDISON, and shall not become effective until Commission Approval has been obtained or waived by EDISON, as provided herein. "Commission Approval," as used in this Amendment, shall mean that the Commission has issued a final decision, no longer subject to appeal, approving this Amendment or the standardized form, as appropriate, without condition or modification unacceptable to the Parties and containing findings and conclusions confirming the reasonableness of this Amendment (or the standardized form) comparable to those pertaining to the Agreement set forth in D.01-06-015 and D.01-07-031, including, but not limited to, findings that EDISON's entry into this Amendment (or any amendment based substantially on the standardized form) are reasonable and prudent for all purposes, including, but not limited to, recovery of all payments made pursuant hereto in rates, subject only to review with respect to the reasonableness of EDISON's future administration of the Contract, the Agreement, and this Amendment. EDISON shall file with the Commission the appropriate request for approval of this Amendment or the standardized form, as appropriate, and seek such approval expeditiously. SELLER shall use reasonable efforts in cooperation with EDISON for the purpose of obtaining Commission Approval.

        4.1.2 During the period commencing on the date that this Amendment has been executed by each of the Parties and ending on the earliest of (i) March 1, 2002 if Commission Approval has not then been obtained or waived by EDISON, (ii) the

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        date, if any, on which the Commission issues a decision that expressly denies Commission Approval or (iii) the expiration of the Standstill Period, as defined in Section 3.5 above, the Parties, and each of them, shall refrain from asserting any claim or demand against the other or from commencing any litigation or other proceeding against the other, including, but not limited to claims for declaratory relief, specific performance, and breach of contract, (a) concerning or arising from the issue of whether the "MOU Effective Date," as defined in Section 3.2.3 of the Agreement, has occurred and/or (b) which would be rendered moot upon the amending of the Agreement in accordance with this Amendment if Commission Approval of this Amendment is either timely obtained or waived within the period established in Section 4.13 below.

4.2     WAIVER OF COMMISSION APPROVAL.

        In its sole discretion, EDISON may waive Commission Approval as to all or any individual aspect of this Amendment requiring Commission Approval at any time by giving notice of such waiver in writing to SELLER.

4.3     SEMI-MONTHLY PAYMENTS WAIVER.

        Notwithstanding any provisions to the contrary in the Agreement concerning the timing or method of payments for energy and capacity delivered by SELLER to EDISON, the first payment due SELLER for energy and capacity delivered to EDISON after it pays the Final Payment Amount shall be paid in accordance with the payment provisions of the Contract or the Agreement, as applicable, and SELLER hereby waives, commencing with such first payment, any right that it might have pursuant to D.01-03-067 to receive accelerated or semi-monthly payments in lieu of monthly payments pursuant to the Contract.

4.4     EFFECT ON CONTRACT AND THE AGREEMENT.

        Except as expressly provided herein, all provisions of the Agreement and the Contract, as modified by the Agreement, including but not limited to the capacity payment provisions, shall remain in effect and unchanged and shall not be affected by the terms and conditions of this Amendment. Nothing herein shall be read to extend the term of the Contract.

4.5     NO WAIVER.

        None of the provisions of this Amendment, including this paragraph, shall be considered waived by either Party unless such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Amendment or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

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4.6     FURTHER AGREEMENTS.

        This Amendment shall not be amended, changed, modified, abrogated or superseded by a subsequent agreement unless such subsequent agreement is in the form of a written instrument signed by the Parties.

4.7     ENTIRE AGREEMENT.

        This Amendment, taken together with those provisions of the Agreement that have not been amended by this Amendment, constitutes the entire agreement of the Parties as to the matters set forth herein and in the Agreement, and supersedes any and all prior negotiations, correspondence, undertakings, and agreements between the Parties concerning the subject matter of this Amendment and Agreement.

4.8     SUCCESSORS AND ASSIGNS; NO PRIOR ASSIGNMENTS.

        This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. SELLER hereby warrants and represents that prior to its entry into this Amendment, it has not assigned or otherwise transferred, directly or indirectly, voluntarily, involuntarily by or operation of law, any rights, claims or causes of action it may have against EDISON, or any damages, liabilities, losses and costs that would be released pursuant to the Agreement upon the satisfaction of the conditions stated therein.

4.9     CONSTRUCTION.

        This Amendment is the result of negotiation and each Party has participated in the preparation of this Amendment. Accordingly, any rules of construction to the effect that an ambiguity is to be resolved against the drafting Party shall not be employed in the interpretation of this Amendment. Furthermore, the underlined headings used in this Agreement are for reference purposes only and do not themselves constitute any of the terms of this Amendment.

4.10    GOVERNING LAW.

        This Amendment shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

4.11    NO PRECEDENT; USE IN LITIGATION.

        Each Party agrees that this Amendment arises from unique facts and circumstances and, as such, without limiting the effect of this Section 4.11, various provisions of this Amendment, such as, but not limited to, the Fixed Rate, the Alternative Interim Energy Price, Energy Loss Adjustment Factors, and the Stipulated Amount, shall not be used as evidence, or the basis for disputing the validity or appropriateness of such values, rates or prices, or for determination of avoided costs before FERC, the Commission, or any court or other judicial or quasi-judicial body, and nothing herein may be used as an admission against any

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        Party. Further, nothing herein shall constitute or be deemed an admission by either Party with respect to whether the conditions set forth in the Agreement that would obligate EDISON to make the Second Partial Payment or to pay the Final Payment Amount, as each of those terms is defined in the Agreement, have been satisfied, it being expressly understood that this Amendment is the result of negotiation and compromise and further that, in the event that Commission Approval of this Amendment has not been either obtained or waived within the period of time specified in Section 4.1.2 of this Amendment, the Parties shall be restored to their respective positions vis-a-vis the interpretation of and performance under the Agreement without regard to this Amendment. Except as provided in Section 4.1.1 of this Amendment, neither Party will introduce or otherwise use this Amendment or any of its terms or conditions in any judicial or administrative proceeding or to influence any governmental action, other than for the purpose of enforcing the terms and conditions of this Amendment.

4.12    AUTHORIZED SIGNATURES; NOTICES.

        Each Party represents and warrants that the person who signs below on behalf of that Party has received all requisite authorizations required to execute this Amendment on behalf of such Party and to bind such Party to this Amendment. All notices given under this Amendment shall he in writing and shall be effective on the same day if delivered by personal delivery or facsimile transmission, one day after sending if delivered by overnight delivery service, or five days after sending if delivered by first class U.S. mail. Notices shall be directed to the individual or individuals who are designated to receive notices under the Contract.

4.13    TERMINATION.

        Except as provided herein, this Amendment shall terminate automatically one hundred twenty (120) days from the date on which this Amendment has been executed by the Parties if Commission Approval, as defined in
        Section 4.1.1 of this Amendment, has not been obtained or waived by EDISON; otherwise, this Amendment shall terminate concurrently with the termination of the Agreement. Termination of this Amendment as the result of failure to obtain Commission Approval, as provided above, shall not itself cause the termination of the Agreement, which shall instead continue in accordance with its own terms as though this Amendment had not been entered into. Notwithstanding the foregoing, the provisions of this Amendment that are not subject to Commission Approval, the provisions in Section 3.6 providing for a payment adjustment in the event the Alternative Interim Energy Price is not approved by the Commission, and the entirety of Section 4.11 shall survive any termination of this Amendment.

4.14    EFFECTIVE DATE; COUNTERPARTS.

        This Amendment shall be effective on the date has been executed by the duly authorized representatives of the Parties. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original document and which together shall constitute a single instrument.

ZOND WINDSYSTEMS PARTNERS, LTD. SERIES 85-A, a California limited partnership


By:    Zond Windsystems Management Corporation III
       a California corporation
       its General Partner


By:    [SIGNATURE ILLEGIBLE]
       ---------------------------------
Name:
Title:

Date:

SOUTHERN CALIFORNIA EDISON COMPANY,
a California corporation


By:    /s/ Stephen E. Frank
       ---------------------------------
       Stephen E. Frank
       Chairman, President and
       Chief Executive Officer

Date: 11/30/01

                                   SCHEDULE I

                             SPECIFIED INDEBTEDNESS

For purposes of Section 3.2.3.3 of this Agreement, as modified by Amendment No. 1 to this Agreement, the term "Specified Indebtedness" shall mean the outstanding principal of the following obligations of EDISON:

OBLIGATION                                PRINCIPAL AMOUNT (APPROX.)
-----------------------------------       --------------------------
Bank Credit Facilities                              $  1,650,000,000
Overdue PX/ISO Obligations                               940,000,000
Defaulted Commercial Paper                               531,000,000
Defaulted Senior Unsecured Notes                         400,000,000
Overdue ESP Payments                                     231,000,000
Defaulted Preferred Stock Dividends                       17,000,000
                                            Total:  $  3,769,000,000

Specified Indebtedness does not include imbalance energy payments to the California Department of Water Resources.

The principal amounts shown above are stated solely for the purpose of determining if partial payments of the Stipulated Amount are to be made under this Agreement and do not constitute an admission that any amounts are legally owed to any party by Southern California Edison Company or its affiliates.